TherapeuticsMD, Inc. 10-Q

Exhibit 10.26

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement’) is entered into as of April 17, 2012 (the “Effective Date”) by and between TherapeuticsMD, Inc., a Nevada corporation with an office at 951 Broken Sound Parkway NW, Suite 320, Boca Raton, Florida 33487 (the “Client”), and Sancilio and Company, Inc., a Delaware corporation with an office at 3874 Fiscal Court, Suite 200, Riviera Beach, Florida 33404 (“SCI”).  The Client and SCI are referred to singly as “Party” and jointly as “Parties” throughout this Agreement.

W I T N E S S E T H

WHEREAS, SCI is in the business of providing certain preclinical and clinical drug development and formulation, drug product stability, analytical, manufacturing and regulatory consulting services for the pharmaceutical industry (the “Services”); and

WHEREAS, SCI represents that it has the necessary personnel, expertise, facilities and experience to provide such Services to the Client;

WHEREAS, SCI and Client desire to enter into this Agreement to provide the terms and conditions upon which Client may engage SCI, from time to time and as agreed to by SCI, to provide services for individual projects in accordance with mutually agreed upon SOWs, Change Orders and/or Letters of Authorization (each as defined below) specifying the details of the services and the related terms and conditions.  The SOWs, Change Orders and Letters of Authorization are referred to herein as “Project-Specific Agreements.”

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth hereinafter and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

SCOPE OF AGREEMENT AND STATEMENTS OF WORK/CHANGE ORDERS

1.1   This Agreement sets forth the basic terms and conditions that shall apply to all Projects (as defined below) that are the subject of Project-Specific Agreements entered into pursuant to this Agreement.

1.2   The specific duties and responsibilities for each project under this Agreement (each, a “Project”) shall be separately negotiated and specified in a statement of work on terms and in a format mutually agreed upon and executed by the Parties (each such writing, a “SOW”). Each SOW shall include (i) the scope and specification of the Project; (ii) deliverables and timelines; (iii) any performance metrics; and (iv) a budget and payment schedule. Any material change in the details of a SOW shall require a written amendment to the SOW, mutually agreed upon and executed by the Parties (a “Change Order”).

1.3   Any and all Project-Specific Agreements issued and executed pursuant to this Agreement will be made part hereof and incorporated herein by reference, and shall be subject to the terms and conditions set forth in this Agreement. Any and all Project-Specific Agreements shall also be subject to the terms and conditions set forth in the quality requirements agreement to be executed by the parties in concert with this present Agreement and attached hereto as

Exhibit A (the “Quality Agreement”), unless otherwise expressly set forth in the Project-Specific Agreements. To the extent there is any conflict between the provisions of this Agreement, the Quality Agreement and/or a Project-Specific Agreement, the terms and conditions of this Agreement and those of the Project-Specific Agreement shall be read in accord wherever possible; where certain provisions set forth in the Project-Specific Agreements are in more exacting or detailed form over corresponding provisions in this Agreement, the Project-Specific Agreement shall govern; but where such certain provisions are otherwise ambiguous or unclear over the corresponding Agreement provisions, the Agreement provisions shall govern.

1.4   Services provided by SCI shall comply with all applicable Good Laboratory Practices, current Good Manufacturing Practices, Good Clinical Practices, and all other United States governmental and regulatory standards, specifications and guidelines, as specified in the Quality Agreement.

1.5   The Parties understand that SCI shall use commercially reasonable efforts to initiate, conduct and complete the Services as set forth in a Project-Specific Agreement in a timely fashion. The Client understands and agrees that completing the Services as set forth in a Project-Specific Agreement assumes the full cooperation of the Client, as well as any necessary third parties.

ARTICLE II

PROJECT IMPLEMENTATION

2.1            Prior to SCI’s commencement of Services hereunder, the Parties shall execute one or more Project-Specific Agreement. The Client’s execution of a Project-Specific Agreement will be deemed its authorization for SCI to proceed under the terms and conditions of this Agreement and the Quality Agreement, as applicable.

2.2            SCI shall utilize commercially reasonable efforts to provide the Services as agreed in any Project-Specific Agreements and, if necessary, any associated Change Order.

2.3            The Parties recognize that in certain instances, the Client may wish SCI to commence Services prior to the formal execution of a SOW authorizing such Services. In such circumstances, the Client may authorize SCI in writing (a “Letter of Authorization”) to commence specified Services pending execution of the relevant SOW. A Letter of Authorization shall specify the Services to be performed and a dollar limitation for the performance of such Services.

2.4            SCI shall use commercially reasonable efforts to anticipate the scope of activities necessary to complete Services established by a Project-Specific Agreement. However, Project-Specific Agreements constitute both Parties’ informed estimate of those Services necessary to satisfactorily complete a Project and are based upon the Parties’ current knowledge of the factual situation, as well as the current regulatory environment. Therefore, the scope of proposed Services may require modification of the Project-Specific Agreements during the course of performance. In the event additional or different Services are required, the Client’s authorized representative, as set forth in Article VIII, may in writing authorize SCI to perform additional or different Services, wherein such additional or different services shall become effective only upon a Change Order executed in writing by both Parties.

2.5            SCI will use commercially reasonable efforts to complete the agreed upon Project according to the applicable terms set forth in any executed Project-Specific Agreement.  However, the Parties recognize that the Services to be provided hereunder are not subject to precise advance determination. In the event unforeseen difficulties arise, SCI shall inform the Client, outlining the basis of any such difficulties. In such event, the Parties agree to enter into good faith negotiations regarding the possibility of amending applicable terms under the Project-Specific Agreement to address such defined difficulties.  In no event however, will any such difficulties, per se, amend or alter the terms of this Agreement, or any related Project-Specific Agreement, absent the subsequent mutual agreement of both Parties in writing.

ARTICLE III

PAYMENT FOR SERVICES RENDERED

3.1           The Client agrees to pay for Services as agreed upon in a Project-Specific Agreement executed by the Client and delivered to SCI.

3.2           The Client shall reimburse SCI for reasonable and customary out-of-pocket expenses, including any appropriate handling fees (not including any supplies and services as set forth in Article 3.3 herein) incurred in connection with the performance of the Services set forth in the Project-Specific Agreements provided that SCI provides the Client with documentation of such approved expenditures, if requested. Unless otherwise agreed by the Parties in writing in a Project-Specific Agreement, SCI shall invoice the Client for such expenses at cost.

3.3           Unless otherwise agreed by the Parties in writing in a Project-Specific Agreement, SCI shall charge the Client a five percent (5%) handling fee for all supplies, materials or services acquired for or on behalf of the Client to satisfactorily complete the Services as set forth in the Project-Specific Agreement.

3.4           [reserved]

3.5           If the Client delays or temporarily halts a Project after such Project has commenced for reasons beyond the commercially reasonable control of SCI, the Parties will negotiate a reasonable fee, payable on a monthly basis, to compensate SCI for reasonable expenses incurred related to such delay, including the storage of Client’s samples and materials. SCI shall provide the Client with an itemized invoice describing such expenses. The Client will pay the expenses associated with such invoices in accordance with Article 3.6 herein.

3.6           Unless otherwise agreed by the Parties in writing, SCI shall invoice the Client on a calendar month basis for Services rendered, for agreed upon costs, milestone, and other payment terms and conditions as set forth in any Project-Specific Agreement. Invoices are due and payable net thirty (30) days after Client’s receipt of invoice. All payments to SCI shall be made in U.S. dollars. Invoice balances not remitted within thirty (30) days of receipt of invoice shall be subject to a one and one-half percent (1.5%) per month interest charge. Should any part of the invoice be in dispute, the Client shall pay any undisputed amount according to the terms and conditions described herein while said dispute is being resolved.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1           Any invention, trade secret or know-how and any materials, documents, programs or information belonging to Client and supplied to SCI by Client pursuant to this Agreement shall remain the property of Client. Any invention, trade secret or know-how and any materials, documents, programs or synthesis information belonging to SCI prior to the date of this Agreement, or developed by SCI independently of this Agreement, i.e. not falling within Article 4.2 below, shall remain the property of SCI.

4.2           Any inventions (whether or not patentable), processes, techniques, improvements, discoveries, designs, formulae, copyright, trademark, trade secrets, know-how, developments, confidential information, computer software, data and documentation, and all similar intellectual property rights created, discovered or reduced to practice by SCI solely or jointly in the course of performing the Services or other work performed under a Project (collectively, “Project IP”).  SCI shall notify the Client promptly when it has made, created, or otherwise invented any Project IP.  SCI agrees to assign and hereby does assign to Client all Project IP (including any patent and all other intellectual property rights therein), and Project IP shall be deemed the Confidential Information of Client for purposes of Article V below.  SCI will, at the expense and the written request of the Client, take all reasonable steps and execute all documents as the Client may reasonably request to transfer to and vest in the Client the ownership and registration of all intellectual property rights that may exist in such Project IP.

4.3           With respect to Project IP, SCI will not knowingly or negligently incorporate or use therein any invention, discovery, process, technology or information that (a) is subject in whole or in part to a claim of any patent application or issued patent that is owned or controlled by SCI, but not assigned to Client pursuant to Article IV (“SCI Background Patent Rights”), (b) is subject in whole or in part to a claim of any patent or patent application of a third party, or (c) incorporates any SCI processes, inventions, techniques, know-how, or trade secrets that are owned or controlled by SCI, but not assigned to Client pursuant to Article IV (“SCI Background Know-How”). In the event any Project IP incorporates or requires the use of SCI Background Patent Rights or SCI Background Know-How (collectively, “SCI Proprietary Technology”), SCI shall grant and grants to Client a non-exclusive, non-transferable, worldwide, royalty-free, fully paid license to use such SCI Background Know-How and SCI Proprietary Technology in connection with the procurement, use, sale and marketing of any commercial product or process deriving from this Agreement.

4.4           The Client acknowledges that SCI is in the business of providing Services for a variety of organizations other than the Client. Accordingly, nothing in this Agreement shall preclude or limit SCI from providing Services or developing materials for itself or other clients, or from utilizing the general knowledge gained during the course of its performance hereunder to perform similar Services for other clients, provided that such provision of Services or development of materials do not constitute a breach of confidentiality under Article V herein.

ARTICLE V

CONFIDENTIALITY

5.1           During the performance of Services and the Term of this Agreement, each Party may receive from the other Party confidential or proprietary information, including: information concerning Client’s regulatory submissions; pre-clinical and clinical trials; other data, testing and research techniques; inventions, materials, processes, practices; product research, development and acquisition plans; acquisitions, mergers, divestitures and the like; other business and marketing plans; and other proprietary and trade secrets and like information (collectively “Confidential Information”). Client agrees that it will only provide such Confidential Information to the extent that it is required by SCI to perform Services. For the avoidance of doubt, the following shall in all cases be treated as Confidential Information hereunder: (a) all samples of chemical compounds and data related thereto, (b) all Confidential Information provided under the Parties’ prior Non-Disclosure Agreement dated December 1, 2011, (c) all Project IP, data, results or other information as otherwise developed or generated by SCI for the Client, or any methodologies, technology, or assays developed by SCI for the Client, and (d) all other Project IP, data, results or other information otherwise arising under or relating to this Agreement.

5.2           The Parties will each use the same care to prevent disclosing to third Parties the Confidential Information of the other Party as it employs to avoid disclosure, publication or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care.  Neither Party will use the Confidential Information of the other Party except in the performance of its obligations and exercise of its rights under this Agreement.

5.2.1           For clarity, each Party agrees that without the express written consent of the other Party, it will not itself use, or provide to, disclose to, or permit any third party to use said Confidential Information. The Parties agree to take commercially reasonable and appropriate measures to safeguard Confidential Information from theft, loss or negligent disclosure to others and to limit internal access to Confidential Information to those of its employees, consultants, agents or subcontractors who reasonably require such access in order to accomplish performance of the Services.  Each Party’s employees, consultants, agents or subcontractors who have or will have access to Confidential Information have signed or, prior to disclosure of Confidential Information, will sign a confidentiality agreement with provisions no less protective than this Article V. Either Party disclosing Confidential Information under this Agreement assumes full responsibility for the acts or omissions of such third-parties, no less than if the acts or omissions were those of the disclosing Party.

5.2.2           Unless otherwise consented to by the disclosing Party in writing or provided for in a Project-Specific Agreement, the receiving Party agrees not to analyze for chemical composition any samples or materials provided by the disclosing Party, nor to allow or cause any such samples or materials to be released to third parties for analysis.

5.2.3           Neither Party shall use or disclose to the other Party any Confidential Information of a third party except as approved in advance in writing by the receiving Party.

5.2.4           Each Party agrees to notify the other Party promptly of the date of, and the circumstances involved in, the loss or unauthorized disclosure of any Confidential Information of the other Party.

5.3           Notwithstanding the foregoing, Confidential Information will not include any information which either Party can demonstrate was:

(a) at the time of disclosure to it, in the public domain;

(b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party;

(c) without a breach of duty owed to the disclosing Party, is in the possession of the receiving Party at the time of disclosure to it;

(d) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing Party, did disclose such information to it; or

(e) independently developed by the receiving Party without reference to Confidential Information of the disclosing Party.

5.3.1           Furthermore, either Party may disclose the other Party’s Confidential Information to the extent required by law or order of a court or governmental agency or to enforce this Agreement.  However, the recipient of such Confidential Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such Confidential Information, all at such other Party’s cost and expense.

5.4           Upon expiration or termination of Agreement or completion or termination of any Project-Specific Agreement, and at the written direction of the other Party, each Party will promptly return all Confidential Information of the other Party, including any documents prepared by SCI that contain such information, as further set forth in Article VIII. SCI may retain a single archival copy of the Confidential Information for the sole purpose of determining the scope of obligations incurred under this Agreement. The obligations of this Article V shall apply to all Confidential Information disclosed to the receiving Party, whether such Confidential Information was disclosed before or after the Effective Date and survive for a period of five (5) years from the expiration or termination of this Agreement.

5.5           The Parties agree that they shall not use the other Party’s name, or disclose the existence of this Agreement or any matters relating to the Services provided hereunder in any advertising, promotion, written articles or communications without the prior written consent of the other Party, such consent not to be unreasonably withheld.

ARTICLE VI

REPRESENTATION, WARRANTIES, AND COVENANTS

6.1           SCI’s Representations.  SCI represents and warrants to Client as of the Effective Date that:

(i)	the execution and delivery of this Agreement and the performance of the transactions, rights and licenses contemplated hereby have been duly authorized by all appropriate SCI corporate action;

(ii)
SCI has the full right and authority to enter into this Agreement, and this Agreement is a legal and valid obligation binding upon SCI and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the terms set forth herein, and does not conflict with any agreement, instrument or understanding to which SCI is a party or by which it is bound;

(iii)	SCI has the full right and legal capacity to grant the rights granted to Client hereunder without violating the rights of any third party; and

(iv)	SCI is the owner of the SCI Technology and, to SCI’s actual knowledge, no third party claims any ownership of the SCI Technology

EXCEPT AS SET FORTH HEREIN, SCI EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE (REGARDLESS OF WHETHER OR NOT SCI KNOWS OR HAS REASON TO KNOW OF SUCH PURPOSE). EXCEPT WITH RESPECT TO BREACH OF ARTICLE V, AND EXCEPT TO THE EXTENT A PARTY MAY BE OBLIGATED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE VI, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, EXEMPLARY INCIDENTAL OR OTHER INDIRECT DAMAGES OR LOST PROFITS IN ANY WAY ASSOCIATED WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION.

6.2           Client’s Representations.  Client represents and warrants to SCI as of the Effective Date that:

(i)	the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Client corporate action;

(ii)
Client has the full right and authority to enter into this Agreement, and this Agreement is a legal and valid obligation binding upon Client and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the terms set forth herein, and does not conflict with any agreement, instrument or understanding to which Client is a party or by which it is bound;

(iii)	Client has the full right and legal capacity to grant the rights granted to SCI hereunder without violating the rights of any third party; and

(iv)	Client is the owner of the TherapeuticsMD Technology and, to Client’s actual knowledge, no third party claims any ownership of the TherapeuticsMD Technology.

6.3           Product Warranty.  SCI represents and warrants that:

(i)           any drug product supplied by SCI shall meet the product specifications set forth in the applicable Project-Specific Agreement, and further represents and warrants that the product specifications and the methodologies used to synthesize any drug product shall meet all requirements that are necessary to conduct any clinical trials specified in an applicable Project-Specific Agreement and shall support any of Client’s (or its designee’s) contemplated New Drug Application to market a drug product in the U.S. pursuant to the then applicable U.S. regulatory requirements.  SCI will use its Commercially Reasonable best efforts to supply any drug product in the quantities, at the times and at the locations designated by Client in any applicable Product-Specific Agreement.

(ii)           any drug product that is part of any shipment or delivery made to Client pursuant to this Agreement will not, at the time of shipment to Client by SCI, be adulterated or misbranded within the meaning of the FD&C Act.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by Client.  Subject to Section 7.4 below, the Client shall indemnify and hold harmless SCI, its agents, employees, directors and Affiliates from any loss, expense and liability, including reasonable attorney’s fees, arising from any claim suit or proceeding to the extent resulting from Client’s use of (a) products and services using the Project IP, or (b) other materials or processes supplied or disclosed to Client in the course of providing Services pursuant to this Agreement, except to the extent the claim, suit or proceeding is subject to SCI’s indemnification obligations in Section 7.2 below.

7.2           Indemnification by SCI.  Subject to Section 7.4  below, SCI shall indemnify and hold harmless the Client, its agents, employees, directors and Affiliates from any loss, expense and liability, including reasonable attorney fees arising out of SCI’s negligence or willful misconduct in the course of providing Services pursuant to this Agreement.

7.3           Indemnification for Patent Infringement.  Subject to Section 7.4 below, if SCI is subject to allegations of or sued for patent infringement or infringement of other intellectual property rights anywhere in the world with respect to its pre-clinical or clinical manufacture and distribution of any drug product pursuant to the terms of this Agreement or any Project-Specific

Agreement initiated by a third party asserting infringement of its rights with respect to the active ingredients in a drug product of combinations thereof, or if Client is subject to allegations of or sued for patent infringement or infringement of other intellectual property rights anywhere in the world initiated by a third party asserting infringement of its rights with respect to the manufacturing methods or materials used by SCI in its manufacture of a drug product, then Client or SCI, as the case may be, will indemnify the other and hold such indemnified Party harmless and defend against such suits. The foregoing in this subsection 7.3 notwithstanding, Client shall not be liable to SCI under such indemnity if such suit is based on the manufacture or use of a drug product by SCI in a manner not specified by the terms of this Agreement or a Project-Specific Agreement.

7.4           A party that intends to claim indemnification (the “Indemnitee”) under Section 7.1, 7.2 or 7.3 shall promptly notify the other party (the “lndemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Article VII, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The Indemnitor shall not settle any Claim without the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The Indemnitee, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.

7.5           Each Party shall be responsible for the safety of its own employees and agents with respect to the handling or use of materials involved in the performance of this Agreement and any Project-Specific Agreement hereunder.

7.6           SCI shall perform the Services hereunder as an independent contractor, and nothing contained in this Agreement or otherwise shall be deemed to create any other relationship, including employment, partnership, agency or joint venture, between the Parties. The Parties acknowledge that Services performed are solely within the control of SCI and the provisions of this Agreement shall not be construed as authorizing the Client to exercise any control or direction over the employees or agents of SCI in connection with this Agreement. Neither Party to this Agreement shall have any authority to employ any person as agent or employee for or on behalf of the other, or to bind, or attempt to bind, the other to any obligation with any third party.

7.7           “Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm, which controls, is controlled by or is under common control with a Party.  For purposes of this Article VII “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest or the power to substantially direct the management and policies of such non-corporate entities.

ARTICLE VIII

TERM AND TERMINATION

8.1           Unless sooner terminated in a manner herein provided, this Agreement shall continue for a period of three (3) years from the Effective Date (hereinafter the “Term”). The Parties may extend this Agreement by written mutual agreement at least sixty (60) days prior to the expiration of the Term.

8.2           This Agreement, the Quality Agreement and any corresponding Project-Specific Agreement then in effect may be terminated by (i) either Party upon written notice for cause in the event of a failure by the other Party to substantially perform any material obligation that, through no fault of the Party initiating the termination, remains uncured thirty (30) days after receipt of such prior written notice; (ii) Client upon thirty (30) days written notice to SCI; or (iii) either Party upon dissolution, insolvency or bankruptcy as set forth in 8.2.1 below.

8.2.1  This Agreement may be terminated by any one Party in the event that the other Party: (i) applies for or consents to the appointment of a receiver, conservator, trustee, liquidator, custodian or other judicial representative for itself or any substantial portion of its assets or properties; (ii) admits in writing its inability to pay its debts as they become due; (iii) makes an assignment for the benefit of its creditors; (iv) has an order for relief filed by a bankruptcy court for or against it or is adjudicated insolvent; or (v) files a voluntary petition admitting bankruptcy or an arrangement with creditors or takes advantage of any bankruptcy, insolvency, readjustment or debt, dissolution or liquidation law or statute, or files an answer admitting the material allegations of a petition filed against it in any proceeding; (vi) or a decree is entered by any court of competent jurisdiction approving a petition seeking reorganization or appointing a receiver, conservator, trustee, liquidator, custodian or other judicial representative, and such order, judgment or decree continues in effect for a period of sixty (60) consecutive days.

8.3           In the event of a termination of this Agreement pursuant to Section 8.2, with the exception of material breach by SCI, the Client shall be obligated to pay to SCI the cost of all Services completed, as set forth in the relevant Project-Specific Agreements currently in effect at the time of termination, in accordance with the terms and conditions set forth in this Agreement. Client shall be obligated to pay for all unused supplies and materials ordered by SCI in connection with performance of the Services. SCI shall use commercially reasonable efforts to minimize the costs associated with the cessation of any such Project-Specific Agreements.

8.4           Client may terminate any Project-Specific Agreement without terminating this Agreement by providing SCI written notice. In the event of a termination of a Project-Specific Agreement, SCI shall receive full payment for all Services actually performed through the effective date of termination, including any appropriate delay or cancellation fees as may be set forth in the Project-Specific Agreements. In accordance with the Client’s written instructions, SCI shall use commercially reasonable efforts to transfer the results, information, documents, Project IP, and other property and information relating to or resulting from such Project-Specific Agreement to the Client or its agent. The Client shall pay reasonable costs incurred by SCI that are necessary or reasonably required in connection with the orderly cessation of such Project-Specific Agreements, not to exceed 1/12 of the cost of the Project that is the subject of the terminated Project-Specific Agreement(s). In no event shall the total amount calculated pursuant to this Section 8.4 exceed the total amount of payments set forth in the budget for such Project-Specific Authorization. Within thirty (30) days after the termination date of any Project-Specific Agreement, SCI shall refund to Client any amounts paid by Client to SCI in excess of the calculated amount described herein.

8.5           The accrued rights and obligations of the Parties shall not be affected by any termination of this Agreement.  Furthermore, upon termination of this Agreement for any reason by any party, and irrespective of any claims, rights or remedies Client or SCI may have against the other under this Agreement other than for payments then due and payable pursuant to the terms of any Project-Specific Agreement, SCI expressly agrees to deliver immediately to Client:  (i) all work product (including partial results, drafts and notes, in all tangible media including electronic format, works in progress and patents, know-how and other intellectual property) created or worked on by SCI in, and relating directly to, the performance of its obligations under this Agreement; (ii) any inventory of drug product or precursors thereto; (iii) any materials received from Client or other sources in order for SCI to perform its obligations under this Agreement; (iv) all Equipment procured by SCI (shipped in accordance with Client’s instructions at Client’s cost and risk); (v) a report by SCI to Client in reasonable detail outlining the status of the foregoing, (vi)  any other outstanding reports or documentation required under the Agreement.  SCI further agrees to do all things and execute documents as Client may reasonably request and to transfer any Drug Master Files in SCI’s possession to Client or its designee at Client’s cost, to the extent such actions are not already required by this Agreement or any Project-Specific Agreement, so that such termination or the pursuit of any such claims, rights and remedies shall not interfere with the timely development of any drug product by Client in its absolute discretion.

ARTICLE IX

CORRESPONDENCE AND NOTICE

9.1             Until advised in writing to the contrary by either Party, all communications and notices related to this Agreement shall be effective upon receipt and shall be addressed to:

CLIENT:	TherapeuticsMD, Inc.
951 Broken Sound Parkway NW, Suite 320
Boca Raton, Florida 33487
(Attention: Chief Financial Officer)
Fax: 561-431-3389

SCI:	Sancilio and Company, Inc.
3874 Fiscal Court, Suite 200
Riviera Beach, Florida 33404
(Attention: Chief Legal Officer)
Fax: 561-847-2312

9.2           All communications and notices related to a Project-Specific Agreement shall be addressed to the appropriate individual for each Party as set forth in such Project-Specific Agreement.

ARTICLE X

RECORDS AND AUDITS

10.1             SCI agrees to maintain records of all Services performed under this Agreement in accordance with the United States Food and Drug Administration’s archival guidelines. The Client may review the records of SCI relating to the Services performed and expenses incurred to assure compliance with all provisions of this Agreement, provided that such inspection may take place (i) only upon reasonable prior written notice (not less than ten (10) business days) and during SCI’s regular business hours, and (ii) at the Client’s sole cost and expense. The Client shall be invoiced for any reasonable and actual incidental expenses SCI incurs resulting from any such review, to the extent such review exceeds four (4) business days each calendar year.

10.2             Upon reasonable prior written notice (not less than fifteen (15) business days) and during regular business hours the Client may, at its own cost and expense, review SCI’s quality control procedures and records, with a representative of SCI present. The Client shall be invoiced for any reasonable and actual incidental expenses SCI incurs resulting from such review, to the extent such review exceeds one (1) review each calendar year.

10.3             In the event of an inspection by any governmental or regulatory authority concerning the Services performed hereunder, SCI shall notify the Client promptly upon learning of such an inspection, shall supply the Client with copies of any correspondence or portions or correspondence relating to the Services and shall inform the Client of the general findings and outcomes of such inspections. The Client shall be invoiced for any reasonable and actual incidental expenses SCI incurs resulting from such review.

ARTICLE XI

MISCELLANEOUS

11.1             Certification.  SCI represents, warrants and certifies that neither it, nor its Affiliates, nor any of their respective directors, officers, principals, employees and agents was or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to participate in the drug industry, federal health care programs under or convicted of a criminal offense related to the provision of health care items or services the United States Food, Drug and Cosmetic Act, (21 U.S.C. 301 et seq.), and that it has not and will not use in any capacity the services of any entity or person debarred under such law with respect to Services to be performed under this Agreement.  In the event that a SCI, or any of its Affiliates, directors, officers, principals, employees, or agents becomes or is debarred, suspended, proposed for debarment or otherwise determined to be ineligible to under such law or convicted of a criminal offense related to the provision of health care items or services, SCI shall notify Client in writing immediately.

11.2             Equipment and Material Ownership.  Title to any and all equipment and other materials procured by SCI pursuant to any Project-Specific Agreement on behalf of Client

(“Equipment”) shall vest exclusively with Client, which shall have unencumbered rights, title and interest in all such Equipment at all times. SCI shall deliver to Client copies of receipts for all Equipment.  Client shall reimburse SCI for the actual amounts paid for such Equipment, plus, for any Equipment not procured from SCI’s existing stock, a 5% service fee.  SCI shall use commercially reasonable efforts in the selection, installation, maintenance, and proper operation of such Equipment.  Upon completion of the Services for which Equipment is being utilized, Client may request that any remaining Equipment be shipped to the destination of its choice.  Any fees associated with such request, including the hourly fees for SCI personnel and all shipping costs, shall be the sole responsibility of Client.

11.3             Insurance.  During the Term of this Agreement, the Parties shall secure and maintain in full force and effect commercially appropriate and standard insurance coverage for its responsibilities in connection with this Agreement and any applicable Project-Specific Agreement. Upon written request by either Party, the other Party shall provide proper evidence showing that such insurance is in force.

11.4             Waiver.  The failure of either Party hereto at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by any Party hereto of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

11.5             Entire Understanding.  This Agreement contains the entire agreement between the Parties with respect to the subject matter thereof as of the Effective Date and supersedes all prior agreements, negotiations, representations and proposals, written and oral, relating to its subject matter, except that Project-Specific Agreements and other similar service authorizations that have been properly executed prior to the Effective Date shall remain in full force and effect, and shall be construed, where possible, in accordance with the terms and conditions herein.

11.6             Severability.  If a court or other tribunal of competent jurisdiction holds any term or provision, or portion thereof, of this Agreement to be invalid, void or unenforceable, the remaining provisions of the Agreement shall remain in full force and effect. It is the Parties’ intention that if a court or other tribunal holds any term or provision of this Agreement to be excessive in scope, such term or provision shall be adjusted rather than voided, if possible.

11.7             Modification. This Agreement may not be amended or modified except by written instrument signed by an authorized representative of the Parties.

11.8             Cooperation.  Each Party shall execute and deliver all such instruments and perform all such other acts as the other Party may reasonably request to carry out the transactions contemplated by this Agreement.

11.9             Force Majeure.  Neither Party shall be under any liability to the other hereunder on account of any loss, damage or delay occasioned or caused by non-performance of any obligation under this Agreement due to circumstances beyond its reasonable control occurring after the Effective Date, including but not limited to, strikes, riots, fire, insurrection, war, natural disaster, embargoes, failure of carriers, inability to obtain material or transportation facilities or changes in any law (“Force Majeure”).  The Party affected by such a Force Majeure event is excused on a day-by-day basis to the extent of the prevention; provided, that such Party notifies the other Party as soon as practicable of the nature and expected duration of the claimed Force Majeure event, uses all Commercially Reasonable Efforts to avoid or remove the causes of non-performance and resumes performance promptly after the causes have been removed.  If a Party is unable to perform its obligations under this Agreement (other than the obligation to pay money) due to a Force Majeure event for a period in excess of three (3) months (an “Extended Force Majeure Event”), then the other Party may terminate this Agreement with no further obligation to the non-performing Party.

11.10             Binding Effect.  Subject to the restrictions on transfers, assignments and encumbrances set forth herein, this Agreement shall inure to the benefit of and be binding upon the undersigned Parties and their respective legal successors.

11.11             Headings.  All headings herein are for convenience only and shall not be construed as a limitation of the scope of the particular sections to which they refer.

11.12             Assignment.  Neither Party shall assign its rights under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempt to assign without such consent shall be void and of no effect. Notwithstanding the foregoing, either Party shall have the right to assign this Agreement, the Quality Agreement and all outstanding Project-Specific Agreements hereunder in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or in the event of its merger, reorganization, consolidation, change in control or similar transaction.

11.13             Non-Solicitation.  Each Party agrees not to solicit an employee of the other party who has performed any work in connection with this Agreement, provided that newspaper, internet or other advertisements to fill job openings shall not be deemed to be a “solicitation” hereunder. This provision shall remain in effect during the term of this Agreement and for one (1) year thereafter. Any exceptions to this provision must be in writing and signed by an authorized representative of each Party.

11.14             Surviving Provisions.  The Parties agree that the following provisions will survive the expiration or termination of this Agreement; the definitions contained herein to the extent such definitions pertain to terms in surviving provisions, Articles IV, V, VII and IX in their entirety, and Articles 3.6 (with respect to Services performed prior to such expiration or termination), 10.3, 11.12, 11.14 and 11.15.

11.15             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflicts of laws provisions.  In the event that an unresolved dispute arises over the enforcement, interpretation, construction, or breach of this Agreement, it shall be litigated in the State of Florida, within the U.S. District Court, Southern District of Florida, or the Florida State Court, Broward County,

17th Judicial Circuit, and both Parties irrevocably submit to the exclusive jurisdiction of such courts for all purposes with respect to any legal action or proceeding in connection with this Agreement.

11.16             Subcontractors and Assignees.  SCI shall not have the right to subcontract or assign a third party to perform its development and manufacturing obligations under this Agreement without the prior written consent of Client, which consent Client shall have the right to withhold for any reason in its sole discretion, provided that the Parties understand that SCI may without such consent use subcontractors or consultants, bound by appropriate confidentiality obligations, to assist or support its performance of this Agreement.  For clarity, the provisions specified in this section shall not apply to third-party API suppliers.

11.17             Taxes.  Each Party is solely liable for costs, expenses, taxes, contributions or other charges assessed against it or its property.  Each Party agrees to indemnify and hold the other Party and its directors, officers and employees harmless from and against any and all liability for its delay or failure to pay any such costs, expenses, taxes, contributions or other charges.

11.18             Equitable Relief.  The Parties acknowledge and agree that any actual or threatened breach of the warranties or representations explicitly set forth in this Agreement will cause irreparable harm to the non-breaching Party; and therefore, the non-breaching Party will be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach, where such relief shall not require posting of a bond or any other security or proof of actual damages or harm.  Such equitable remedies shall not be deemed to be the exclusive relief for any such breach but shall be in addition to all other remedies available in law or equity.

11.19.             Legal Representation.   This Agreement was negotiated by the Parties with the benefit of legal representation. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

11.20             Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.

SANCILIO AND COMPANY, INC.	THERAPEUTICSMD, INC.
By: /s/ Frederick D. Sancilio	By: /s/ Robert Finizio
Name: Dr. Frederick D. Sancilio	Name: Robert Finizio
Its: President and Chief Executive Officer	Its: Chief Executive Officer

Exhibit A

QUALITY AGREEMENT